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                                                                   EXHIBIT 99.1

DBT Online To Acquire KnowX.com & Informed from Thomson

Will Enter Consumer Internet Market, Expand Lending and Leasing Business, and Leverage Existing Database

BOCA RATON, FL, Friday, August 20, 1999 - DBT Online, Inc. (NYSE: DBT) announced it has signed an agreement to acquire the online public records business of Information America of Atlanta, Ga., including KnowX.com and Informed, from The Thomson Corporation. KnowX.com (www.knowx.com) is a leading Internet based public record research tool for consumer and small office users. The Informed product line offers qualified users, including commercial lending and leasing companies, access to public information through the Internet or dial-up modems.

Ron Fournet, DBT President and CEO, said, "This acquisition represents a significant opportunity to expand and diversify our customer base and allows us to market our existing products to the rapidly growing population of Internet users. Through KnowX.com, we will enter the Internet-based consumer information services market while Informed will enable us to expand our presence in the lending and leasing markets."

The acquisition price is $25 million in cash plus 329,172 DBT warrants with a strike price of $52.50 and a duration of 18 months. Initially, DBT expects the acquisition to be dilutive to EPS principally due to non-cash goodwill charges and one-time transition costs. Long-term, DBT expects to increase revenues and reduce the cost structure of KnowX.com and Informed by leveraging DBT's existing 25-terabyte database containing more than 4 billion public records and other information. The acquisition is subject to U.S. regulatory approval.

KnowX.com is the fourth busiest "directory" site on the web, with more than 1.8 million unique visitors a month as of June, according to Media Metrix. Based on the propositions "KnowX.com can help you solve problems both at home and at work" and "Bringing Public Records to the General Public," KnowX.com enables users to locate people, research businesses, run background checks, and conduct more than 30 other types of searches. Its core product, Ultimate People Finder, provides a low-cost way to locate individuals through public records. Prices range from $1 for a list of matches to $30 for a complete business background check for bankruptcies, lawsuits, liens, credit claims, and judgements.

The Informed product line (Informed Investigator, Informed Lender, and Informed Credit Manager) uses high-speed search and retrieval technology to access public records and identify relationships between people, assets, and businesses for a variety of purposes, including lending and leasing transactions, insurance investigations, government and law enforcement agency investigations, business due diligence, ownership verifications, and real property transactions. The web-like interface simplifies searches, encourages frequent use, and presents significant opportunities to add new content, products and reports.

"We are uniquely positioned to maximize the potential of KnowX.com and Informed," said Mr. Fournet. "The acquisition allows us to leverage our current fixed infrastructure while capitalizing on a growing


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distribution channel for our massive information depository. KnowX.com is a very successful and rapidly growing platform for building a substantial business focused on the full spectrum of consumer information needs. Informed enables us to quickly expand our business in lending and leasing, where it is a market leader. And both businesses provide long term strategic outlets for our data."

Scott Griffith, the current President of Information America, will continue to manage KnowX.com and Informed. "We are delighted to become part of DBT," he said. "DBT has earned a well deserved reputation as one of the fastest growing companies in the information sector by utilizing scalable technologies to deliver premier information products and services to those committed to the fight against fraud and crime. Thus it is uniquely positioned to provide KnowX with innovative web-based offerings to help consumers and businesses to become better informed and avoid unnecessary risk - a growing concern as Internet commerce continues to expand."

Credit Suisse First Boston Corporation acted as financial advisor to DBT with respect to the acquisition.

About DBT Online, Inc.

DBT Online, Inc. (www.dbtonline.com) is a leading nationwide provider of organized online public records data and other information. DBT believes that its database is one of the country's largest depositories of public records and other public information, containing more than 4 billion records and more than 25 terabytes of data storage capacity. DBT's customers use its online information services to detect fraudulent activity, assist law enforcement efforts, locate people and assets, and verify information and identities, as well as many other purposes. DBT currently has more than 14,000 customers, consisting primarily of insurance companies, law firms, private investigators, and law enforcement and government agencies.

About The Thomson Corporation

The Thomson Corporation (TTC) is one of the world's largest information companies with approximately 40,000 employees worldwide. TTC operates mainly in the United States, Canada and the United Kingdom and has annual revenues of over US$6 billion. The Corporation's common shares are traded on the Toronto, Montreal, and London Stock Exchanges. For more information, visit TTC's Internet site at www.thomson.com.

CONTACT:  Kimberly Ferro at 215-875-9661 for DBT Online, Inc.

Forward-Looking Statements: Information contained above with respect to the Company's Results of Operations, regarding expected future events and financial results, is forward-looking and subject to risks and uncertainties. Those statements are forward-looking statements within the meaning of Section 31E of the Securities Exchange Act of 1934. The following important factors could affect the future results of the Company and could cause those results to differ materially from those expressed in the forward-looking statements: (i) the ability to manage DBT's rapid expansion, (ii) protecting DBT's proprietary technology, (iii) impact of future government regulation on the availability of public records, and (iv) the extent, timing and success of competition from other database providers.